# BUSINESS LICENSE

(Copy)

Registered Number: 91510115MA6B27GE4J

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| Company Name : | Sichuan Vtouch Technology Co., Ltd |
| Character of Business: | Limited Liability Company<br>(Sole Proprietorship (Taiwan,Hong Kong & Macao)) |
| Legal Representative : | CAI GUANGRONG |
| Scope of Operation : | General Business Items: software development, retail of computer hardware and software and auxiliary equipment; manufacturing of computer hardware and software and peripheral equipment; sales of industrial automatic control system devices; sales of electronic products (except for items subject to approval according to law, independent business activities shall be carried out according to law with business license). Licensed items: import and export of goods, import and export of Technology (for items that need to be approved according to law, business activities can only be carried out with the approval of relevant departments, and the specific business items shall be subject to the approval documents or licenses of relevant departments). (except for those involving the implementation of special management measures for persons permitted by the state) |
| Registered Capital : | 70 Million USD |
| Date of Establishment: | December 30,2020 |
| Validity Period: | From Dec 30,2020 to Long Term |
| Residential Address : | 319 Qingpi Avenue, 13-1-301 SME Incubation Park,, Chengdu Cross-Strait Technology Industry Development Zone, Wenjiang District, Chengdu, P.R.China . |

Registering Department

2020 年 12 月 30 日

Website of the National Enterprise Credit Information Publicity System:http://www. gsxt. gov. cn

Market entities should submit annual reports for publicity through the National Enterprise Credit Publicity System from January 1 to June 30 each year

Approved by State Administration for Market Regulation